Part II
Item 6. (continued)


                                  EXHIBIT 12(a)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                          (in thousands, except ratios)
                                   (Unaudited)

                                                       Six Months Ended
                                                        June 30, 1998
                                                       ----------------

Net income                                                $    37,558
                                                          -----------

Fixed charges:
      Advisory fees                                               125

Total fixed charges                                               125

Earnings before fixed charges                             $    37,683
                                                          ===========

Fixed charges, as above                                   $       125
                                                          ===========

Ratio of earnings to fixed charges                             301.46
                                                          ===========
================================================================================


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